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                                                                    Exhibit 99.1

Investor Relations

BJ Services Reports First Quarter Earnings

HOUSTON, Jan. 21/PRNewswire-FirstCall/ -- BJ Services Company (NYSE: BJS; CBOE;
PCX) reported net income of $33.5 million ($.21 per diluted share) for its fiscal quarter ended December 31, 2002.

                                Financial Results
                     (in millions, except per share amounts)

                                 3 Months Ended

                            12/31/02           12/31/01           9/30/02

Revenue                      $473.1             $510.1             $473.7
Net Income                   $ 33.5             $ 66.9             $ 32.9
Diluted Earnings
   Per Share                 $ 0.21             $ 0.42             $ 0.21

Consolidated revenue was flat sequentially, with U.S./Mexico pressure pumping services up 1% and International pressure pumping services down 1%. Revenues from Other Oilfield Services were flat. Compared to prior year's first quarter, U.S./Mexico pressure pumping services revenues declined 22% and International pressure pumping services declined 4%. Revenues from Other Oilfield Services increased 65%, due primarily to the addition of the completion fluids and completion tools service lines acquired with OSCA in May 2002.

Operating income margins were 11.5%, relatively unchanged from the preceding quarter. Compared to the prior year's first quarter, operating income margins declined from 20.6% due to market activity declines and price deterioration in U.S./Mexico pressure pumping services.

Interest expense, net, increased $2.0 million from prior year's first quarter as a result of the issuance of convertible debt used to finance the OSCA acquisition.

Capital spending for the quarter was $34.2 million. Cash at December 31, 2002 was $92.6 million.

U.S./Mexico Pressure Pumping Revenues

The Company's U.S./Mexico pressure pumping revenues increased 1% sequentially. Active drilling rigs averaged 847 (83% of which were drilling for natural gas) during the quarter, down 1% from an average of 853 rigs in the prior quarter. Compared to the first quarter of the prior fiscal year, revenue declined 22% due to a 16% decline in drilling activity, a 10% decline in workover activity and price deterioration.

International Pressure Pumping Revenues

The Company's international pressure pumping revenues were down 1% sequentially and 4% year-over-year. Outside of Canada, international revenues were down 2% sequentially and up 2% from prior year's

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first quarter. In Canada, revenues increased 2% sequentially and decreased 21%
year-over-year. Average active drilling rigs in Canada increased 13% sequentially and 2% from prior year's first fiscal quarter. The activity increase was primarily in shallow drilling areas of Southern Canada as warm weather delayed rig movement into the North, an area with historically higher revenue per job.

Latin America Pressure Pumping Revenues

Despite the labor strike and political uncertainty in Venezuela, Latin America revenues increased 5% sequentially, primarily as a result of activity increases in Ecuador. Compared to the first quarter of last year, Latin America revenues declined 10%, as a result of depressed activity in Argentina caused by economic uncertainties and the strike related activity reduction in Venezuela. Revenue generated in Brazil from the Elkhorn River stimulation vessel acquired with OSCA, the Company's expansion into the coiled tubing market and increased fracturing activity helped to offset the revenue declines in Argentina and Venezuela.

Eastern Hemisphere Pressure Pumping Revenues

Revenues in the first quarter from Eastern Hemisphere operations declined 4% from the prior quarter, primarily due to activity delays in Russia resulting from extremely cold weather. Compared to the first quarter of the prior year, Eastern Hemisphere revenues increased 7% due to market share gains and increased activity in the Middle East and Asia Pacific regions.

Other Oilfield Services

Revenue from the Company's non-pressure pumping services lines (completion fluids, completion tools, process and pipeline services, tubular services and production chemicals) were flat sequentially as increases in the completion fluids and completion tools service lines were offset by declines in the process and pipeline and tubular services lines. Compared to the same quarter of the prior year, revenues increased 65% due primarily to the addition of completion fluids and completion tools service lines acquired with OSCA. In addition, revenues from process and pipeline services, tubular services and production chemicals increased 13%, 14%, and 3%, respectively, year-over-year.

CEO Stewart Comments

Chairman J.W. Stewart commented, "Based on gas market fundamentals, we remain optimistic about increased activity in the U.S. market, although we project that activity will continue at present levels until late Spring. Accordingly, we now believe earnings will be in the $.22 - .25 per share range for our second fiscal quarter and in the $1.05 - 1.15 per share range for our fiscal year ending September 30, 2003."

Conference Call

The Company has scheduled a conference call to discuss the results of today's earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2604, ten minutes prior to the start time and give the conference code number 413825. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 413825. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com . Playback of the webcast will be available for seven days following the conference call.

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                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended
                                               12/31/02         12/31/01
                                          (In thousands, except per share data)

Revenue                                       $ 473,124        $ 510,061
Operating Expenses:
   Cost of sales and services                   375,733          364,363
   Research and engineering                       9,314            8,814
   Marketing                                     17,129           15,784
   General and administrative                    16,375           16,016
       Total operating expenses               $ 418,551         $404,977
Operating income                                 54,573          105,084
Interest expense                                 (4,001)          (1,896)
Interest income                                     519              374
Other expense - net                              (1,506)            (576)
Income before income taxes                       49,585          102,986
Income taxes                                     16,115           36,045
Net income                                      $33,470          $66,941

Earnings Per Share:
     Basic                                        $0.21            $0.42
     Diluted                                      $0.21            $0.42
Average Shares Outstanding:
     Basic                                      157,574          157,991
     Diluted                                    160,684          160,839
Other Data:
     U.S./Mexico Pressure Pumping Revenue     $ 211,982        $ 273,126
     International Pressure Pumping Revenue     178,880          186,928
     Other Oilfield Services Revenue             82,262           50,007
     Depreciation and amortization               28,462           24,438
     Capital expenditures                        34,251           53,503
     Interest-bearing debt                      498,253           83,371
     Cash                                        92,627           44,013

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including oil and gas price volatility, variations in demand for our services, operational and other risks, and other factors described from time to time in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements. In this press release, the words "expect," "estimate," "project," "believe," "achievable" and similar words are intended to identify forward-looking statements.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)

SOURCE BJ Services Company